08-09
April 21, 2008

Dear Member:

This memo is to apprise you of two actions related to your capital stock with FHLBank, both of which will take place on Tuesday, May 6, 2008:

•	Adjustment to two of the capital stock requirements

•	Repurchase or sale of capital stock in accordance with new requirements

In addition, the recently announced Member Products Policy changes will be delayed to become effective on May 6, 2008, coincident with the change in the Capital Stock Purchase Requirements. The major change was the Collateral Weightings, which impact Unused Borrowing Capacity and, therefore, the related Capital Stock Purchase Requirement. Please refer to my letter of April 10 for details on the policy change.

Capital Stock Requirement Adjustments
The Board of Directors has approved adjustments to the Bank’s Unused Borrowing Capacity Stock Purchase Requirement and the Member Loans Stock Purchase Requirement, both of which will become effective on Tuesday, May 6, 2008. The Unused Borrowing Capacity Stock Purchase Requirement will be increased to 0.75% of your institution’s Unused Borrowing Capacity from the current requirement of 0.65%, and the Member Loans Stock Purchase Requirement will be increased from the current 4.65% requirement to 4.75%. Please note that the Unused Borrowing Capacity component of the stock calculation uses a 30% limit on ORERC (other real estate related collateral) rather than the 50% limit used for collateral/MBC purposes.

FHLBank’s Board of Directors routinely monitors the Bank’s capitalization and, from time to time, modifies the capital stock requirements in order to ensure you the best mix of product pricing, earnings and shareholder dividends. In this way, the Board uses the flexibility built into the Capital Plan to optimize the value of your investment in FHLBank. For your reference, the ranges and requirements, as of May 6, 2008, are as follows:

		Stock Purchase
	Established Percentage	Requirements as of
	Range in Capital Plan	May 6, 2008
Member Loans	4.5% — 6.0%	4.75%

Unused Borrowing Capacity	0.0% — 1.5%	0.75%

Acquired Member Assets	0.0% — 4.0%	0.00%

-continued-

Repurchase or Sale of Capital Stock
On Tuesday, May 6, 2008, the Bank will be executing a stock repurchase or sale transaction (as applicable). In this transaction, the FHLBank will adjust your stock position to the newly adjusted minimum capital stock requirements as identified above. If your institution is holding capital stock over and above the minimum requirements, your excess capital stock will be repurchased and your DDA will be credited. In the event that your stock position is less than the required amount, the deficit position will be debited against your DDA. To obtain your excess stock position, you can review the Capital Stock Information Section of the Liquidity & Funding homepage of Bank4Banks®, the Capital Stock Calculator, or you can contact the Member Money Desk at 1-800-288-3400 and select option 2. Please ensure your DDA has a sufficient balance to accommodate any required debit on May 6, 2008.

This notice is in keeping with FHLBank’s requirement to provide 15 days’ notice of an adjustment to the capital stock requirements, and our practice of offering three business days’ notice of intent to repurchase excess capital stock.

Thank you for your continuing partnership with FHLBank.

Regards,

Craig C. Howie
Group Director, Member Services